Memo

To:	Directors and Executive Officers of EnPro Industries, Inc.	From:	Robert P. McKinney

Subject:	Notice of Blackout Period with Respect to	Date:	May 9, 2005

Trading in Common Stock of EnPro Industries, Inc.

BLACKOUT PERIOD AND IMPACT ON PLAN PARTICIPANTS

The EnPro Industries, Inc. Retirement Savings Plan and Retirement Program (the “Plans”) will be changing record keepers from Mellon to Schwab Retirement Services, Inc. As a result, there will be a period of time during which Plan participants will be unable to exercise their rights otherwise available under the Plans. This period is called a “Blackout Period.” During the Blackout Period, Plan participants will be unable to obtain a loan from the Plans, obtain a distribution from the Plans, change existing investment elections or execute a fund transfer. Transactions involving the Plans will be available as usual through June 21, 2005. The Blackout Period for the Plans is expected to begin June 21, 2005 and end during the week of July 18, 2005. During the Blackout Period, you can determine whether the restricted period has started or ended by calling 1-800-SCH-PLAN.

ADDITIONAL IMPACT OF BLACKOUT PERIOD ON DIRECTORS AND EXECUTIVE OFFICERS

Pursuant to Regulation BTR (Blackout Trading Restriction), which was adopted by the Securities and Exchange Commission as required under the Sarbanes-Oxley Act of 2002, during the Blackout Period no director or executive officer may directly or indirectly purchase, sell or otherwise acquire or transfer any equity security of EnPro Industries that was acquired in connection with his service or employment as a director or executive officer. There are exceptions to this general prohibition, but they are very limited. It is important to note that any such security you sell or otherwise transfer will automatically be treated as acquired in connection with your service or employment unless you establish that the securities were acquired from another source and this identification is consistent with your treatment of the securities for tax purposes and all other disclosure and reporting requirements.

The restrictions imposed by Regulation BTR are in addition to the restrictions under EnPro Industries’ Insider Trading Policy, which applies to all transactions by directors and executive officers and other employees subject to the policy.

WHOM TO CONTACT

Please direct any questions concerning this Notice or the Blackout Period to: Robert P. McKinney, Deputy General Counsel, by telephone at 704-731-1500, or by mail at:

EnPro Industries, Inc.
5605 Carnegie Boulevard, Suite 500
Charlotte, NC 28209-4674

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